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                                                                   Exhibit 99.14

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Proxy Statement and Prospectus constituting part of the Registration Statement of Morgan Stanley Institutional Fund Trust on Form N-14 (the "Registration Statement") of our report dated November 14, 2003, relating to the financial statements and financial highlights appearing in the September 30, 2003 Annual Report of the Strategic Small Value Portfolio and the U.S. Small Cap Value Portfolio (two of the portfolios constituting Morgan Stanley Institutional Fund Trust). We further consent to the references to us under the headings "Financial Statements and Experts" in such Proxy Statement and Prospectus and in paragraphs 5.1(g), 5.2(g) and 7.4 of Exhibit A "Form of Agreement and Plan of Reorganization."

                                             /S/ ERNST & YOUNG LLP

Boston, Massachusetts
November 24, 2003